Exhibit 10.1

LOWE’S COMPANIES, INC. 1000 LOWE’S BLVD. MOORESVILLE, NC 28117

May 20, 2018

Dear Marvin:

We are delighted to offer you the position of Chief Executive Officer and President of Lowe’s Companies, Inc. (the “Company”) effective as of your employment start date, which is currently contemplated to be July 2, 2018. During your employment with the Company, the Company shall use its best efforts to cause you to be elected as a member of the Company’s Board of Directors (the “Board”). The Board will consider you for the position of Chairman of the Board within the first three (3) years of your employment with the Company. Your employment shall be located at the Company’s headquarters in Mooresville, North Carolina, provided that you may be required to travel as necessary in order to perform your duties and responsibilities hereunder. You shall report solely and directly to the Board.

The Company agrees, in consideration for your services and your agreement to the terms and conditions of this offer letter, to provide you the following compensation and benefits during your employment with the Company:

Salary. Annual base salary rate of $1,450,000 which will be reviewed by the Compensation Committee of the Board on an annual basis.

Annual Cash Incentive Award. Eligibility for an annual cash incentive payment under the Lowe’s Companies, Inc. 2016 Annual Incentive Plan, as it may be amended by the Board from time to time, or any replacement executive bonus program as may be established and approved by the Board (the “Annual Incentive Plan”) with a target award percentage of 200% of your annual base salary and a maximum opportunity of 200% of target; provided that, in respect of the current fiscal year, you will be eligible to receive a payment of no less than target (pro-rated based on your start date) payable in March 2019, subject to the development by you of certain strategic plans by November 9, 2018 that are approved by the Board.

Annual Long Term Equity Incentive Award. Eligibility for an annual long term equity incentive award under the Lowe’s Companies, Inc. 2016 Long Term Incentive Plan, as it may be amended by the Board from time to time, or any replacement executive equity plan as may be established and approved by the Board (the “LTI Plan”) with a target award value of 565% of your annual base salary; provided that, in respect of the current fiscal year, your target award value will be 565% of your annual base salary prorated based on your start date. The Compensation Committee will determine the mix of equity award types to be granted each year under the LTI Plan (which shall be no less favorable than that provided to other senior executives of the Company). For the current fiscal year, your target award value will be granted as follows: 25% in nonqualified stock options which will vest equally on the first three (3) anniversaries of the grant date, 25% in time-based restricted shares which will vest in full on the third anniversary of the grant date, and 50% in performance share units (“PSUs”), which will vest based upon Company performance over a three (3)-year period (commencing as of February 3, 2018), subject in each case to the terms and conditions set forth in the LTI Plan and grant agreements which will be the same as the equity awards granted to senior executives of the Company in April of 2018. Your equity awards will be granted to you on your start date.

Sign On Awards.

Grants of (i) time-based restricted shares with an award value of $3,500,000 under the LTI Plan which will vest in full on the third anniversary of the grant date, and (ii) nonqualified stock options with an award value of $2,500,000 under the LTI Plan which will vest equally on the first three (3) anniversaries of the grant date, in each case subject to the terms and conditions set forth in the LTI Plan and grant agreement which will be the same as the restricted share awards and nonqualified stock option awards, respectively, granted to senior executives of the Company in April of 2018. This award will be granted to you on your start date.

Benefit Programs. Eligibility to participate in all savings and retirement, welfare benefit and fringe benefit plans, practices, policies and programs provided by the Company to other senior executives of the Company from time to time in accordance with their terms, including without limitation:

•	Annual physical examination.

•	Reimbursement of up to $12,000 per year of fees and expenses incurred by you for personal financial and tax advice and planning.

•	Reimbursement of all reasonable business expenses.

•	Four (4) weeks of paid time off.

Severance. In the event your employment with the Company is involuntarily terminated other than for Cause, subject to your execution and non-revocation of a valid general release and waiver of claims in a form no less favorable than that typically used for other senior executives of the Company) in favor of the Company, its affiliates and certain of their respective related parties in the form provided to you and within the timeframe specified by the Company and your compliance with your post-termination obligations under this letter, aggregate severance payments in an amount equal to the product of (i) two (2) multiplied by (ii) the sum of your annual base salary and your target annual bonus under the Annual Incentive Plan, in each case as of the date of the termination (the “Severance Payments”). The Severance Payments will be paid to you in equal installments over the twenty-four (24) months immediately following the

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termination in accordance with the Company’s normal and customary payroll practices. Except as provided in this paragraph and the Change-in-Control Agreement (as defined below), and except for (i) any vested benefits under any tax qualified pension plans of the Company, (ii) continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), (iii) earned but unpaid base salary, (iv) accrued but unused vacation and (v) your equity awards, the treatment of which shall be governed by the LTI Plan and the grant agreements applicable to such awards in the event your employment terminates, the Company shall have no contractual obligations to you in connection with or following the termination of your employment. For purposes of this letter, “Cause” shall mean: (i) your failure to attempt in good faith to perform your duties (other than as a result of physical or mental illness or injury), which failure is not corrected within thirty (30) days following written notice to you from the Board; (ii) your willful misconduct or gross negligence in connection with the performance of your duties as an employee or as a member of the Board, which is or could reasonably be expected to be injurious to the Company or any of its affiliates (whether financially, reputationally or otherwise); (iii) a breach by you of your fiduciary duty or duty of loyalty to the Company or any of its affiliates; (iv) the willful performance by you of any act or acts of dishonesty in connection with or relating to the Company’s or any of its affiliates’ business or the willful misappropriation (or willful attempted misappropriation) of any of the Company’s or any of its affiliates’ funds or property; (v) your indictment or plea of guilty or nolo contendere to any felony or crime involving moral turpitude; (vi) a material breach of any of your obligations under any agreement entered into between you and the Company or any of its affiliates, including this letter, which material breach is not corrected within thirty (30) days following written notice to you from the Board; or (vii) your material breach of the Company’s policies or procedures, which breach causes or could reasonably be expected to cause material harm to the Company or its business reputation or to be injurious to the Company or any of its affiliates (whether financially, reputationally or otherwise), which material breach is not corrected within thirty (30) days following written notice to you from the Board.

Company Aircraft. Use of the Company’s aircraft for personal (including immediate family members accompanying you) travel when practical in accordance with the Board-approved Company aircraft policy as in effect from time to time. The Company’s Compensation Committee will review utilization on an annual basis and establish a reasonable cap on personal use. For the avoidance of doubt, the Company will not reimburse you for any taxes incurred by you in connection with your personal use of the Company’s aircraft.

Change-in-Control Agreement. A Change-in-Control Agreement (Tier 1) with substantially similar terms as the form attached hereto as Exhibit A (the “Change-in-Control Agreement”) to be executed by you and the Company on or promptly following your start date.

Relocation. You will promptly relocate to the Charlotte, North Carolina area. You shall be provided a relocation package in connection with your relocation to the Charlotte, North Carolina area consistent with what is provided to other senior executives of the Company.

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Indemnification. Indemnification protection to the fullest extent permitted by law and provided by the Company’s by-laws and articles of incorporation and D&O insurance to the same extent provided to senior executives and Board members.

Legal Fees. Reimbursement for your reasonable legal fees incurred in connection with the negotiation of this offer letter on or promptly following your start date, provided, however, that such reimbursement shall not exceed $25,000.

The Company may withhold from any amounts payable to you such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

The intent of the parties is that payments and benefits under this letter comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In the event the parties reasonably agree that any provision of this letter or any award agreement fail to comply with Section 409A of the Code, the parties shall reasonably cooperate in good faith to attempt to correct such failure while preserving the economic benefits of this letter and/or the award. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter, references to a “termination”, “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code; and if, as of the date of the “separation from service,” you are a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this paragraph (whether under this letter, or pursuant to any other agreement with or plan, program, payroll practice of the Company) and is due upon or as a result of your separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (ii) the date of your death (the “Delay Period”) and each such agreement, plan, program, or payroll practice shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein.    All reimbursements provided under this letter or otherwise to you shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements are subject to Section 409A of the Code. All expenses or other

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reimbursements paid pursuant herewith and therewith that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such a related tax. With regard to any provision herein that provides for reimbursement of costs and expenses, except as permitted by Section 409A of the Code, the right to reimbursement shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, provided, during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.

You agree, in return for the Company’s offer of employment under the terms of this offer letter, that:

Company Policies. During your employment with the Company, you will be subject to, and will comply with, all of the Company’s policies and procedures applicable to senior executive officers and directors of the Company, as in effect from time to time, including without limitation (i) the Company’s Code of Business Conduct and Ethics, (ii) stock ownership and retention guidelines for senior executives (currently with a target ownership of 10.0x annual base salary for your role) and any policy with respect to insider trading, anti-hedging and clawback of compensation.

Confidential Information. During your employment with the Company and thereafter, you will hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which are obtained by you during your employment with the Company. You will not, without the prior written consent of the Company or as may otherwise be required by law or legal process communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company.

Non-Competition. You understand that the Company and its affiliated entities comprise an international, omni-channel provider of goods and services for building, expanding, enhancing, customizing, maintaining, innovating, connecting, and outfitting its customers’ living spaces (“Home Environment Business”) and that the Company’s Home Environment Business requires a complex sourcing and supply network, multi-channel distribution and delivery systems, innovative information technology resources, and a robust infrastructure support organization. You recognize and acknowledge that the Company operates over 1,800 retail locations in all 50 states and the District of Columbia, and has significant internet-based sales to customers spread across the United States. Furthermore, you acknowledge that the Company has a legitimate and reasonable business interest in maintaining its competitive position in a dynamic industry and that restricting employees for a reasonable period from performing work for, or providing services to an enterprise which engages in business activities which are in competition with the Company and would likely cause damage to the Company’s business would not unreasonably restrict employees from engaging in work or business activities. You further acknowledge that, during your employment in your position with the Company, you will be provided access to or help develop business information proprietary to the Company and that you would inevitably disclose or otherwise utilize such information if you were to work for, or provide services to a Competing Enterprise during the Non-Competition Period (each as defined below).

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During your employment with the Company and for the two (2) year period thereafter (the “Non-Competition Period”), you will not directly or indirectly provide or perform services for a Competing Enterprise, whether as an employee, consultant, agent, contractor, officer, director or any other capacity. You acknowledge that the Non-Competition Period is reasonable in duration under the terms herein.

You acknowledge and agree for purposes of this offer letter that a “Competing Enterprise” is defined as any business: (i) with total annual sales of at least five hundred million dollars ($500 million USD) with retail locations or distribution facilities in any US State or territory; and (ii) that provides goods and/or services to customers in the United States, through retail or electronic means (internet, mobile application, etc.), that are the same as, substantially similar to, or otherwise in competition with the Company’s products or services. The term “Competing Business” shall specifically include, but not be limited to, the following entities: The Home Depot, Inc.; Sears Holdings, Inc.; Costco Wholesale Corporation; Wal-Mart Stores, Inc.; Menard, Inc.; Amazon.com, Inc.; Best Buy, Inc.; Ace Hardware Corp.; Tractor Supply Co.; Lumber Liquidators Holdings, Inc.; Wayfair, LLC; Jet.com, Inc.; and True Value Company.

You acknowledge that during your employment in your position with the Company, you will be exposed to, and play a crucial role in, the development and implementation of the Company’s strategic business operations, financial performance, marketing strategy, and/or plans for existing and future products and services, and that the Company’s business success and competitive position in the industry are dependent on its exclusive possession of secret, proprietary or confidential information, knowledge or data, and its relationships with customers and suppliers. As such, you agree that the foregoing non-competition restrictions are reasonable as to the time, territory, and line of business, and are reasonably necessary to protect the Company’s legitimate business interests, protect customer goodwill, and prevent severe and irreparable harm to the Company.

Non-Interference. During your employment with the Company and for the two (2) year period thereafter, you will not directly or indirectly (i) solicit or induce any officer, director or vice president of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates or (ii) solicit, contact or attempt to influence any vendor or supplier of the Company or any of its affiliates to limit, curtail, cancel or terminate any business it transacts with the Company or any of its affiliates .

Enforcement. In the event of a breach or threatened breach of your obligations under the foregoing confidential information, non-competition or non-interference provisions of this offer letter, you consent and agree (i) that the Company shall be entitled to immediately cease payment of any Severance Payments as of the date of such breach or threatened breach, and following the date of such breach or threatened breach, you shall have no further rights to any Severance Payments, and (ii) that the Company shall be entitled to, in addition to other available remedies, seek equitable relief (by injunction, restraining order, or other similar remedy) against such breach or threatened breach from a court of competent jurisdiction without the necessity of showing actual damages and without the necessity of posting a bond or other security. In the event a court of competent jurisdiction

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determines your obligations under the foregoing confidential information, non-competition and non-interference provisions of this offer letter are more restrictive than necessary to protect the Company’s legitimate business interests, such court may reduce the scope of the restriction(s), or sever and remove the unenforceable provision(s), to the extent necessary to make the restriction(s) enforceable.

No Conflict. You have informed us that you have no non-compete, non-solicit, confidentiality or other agreement that would restrict your employment with the Company. You understand that this offer is contingent upon there being no employment agreement, covenant not to compete or solicit, confidentiality agreement or other arrangement that would prohibit or restrict the performance of all of your duties for the Company. In the course of your work for the Company, you will not use or disclose any confidential information of a third party (including your current employer).

Notwithstanding anything in this offer letter or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company and its affiliates, nothing herein or therein is intended to or shall: (i) prohibit you from making reports of possible violations of federal law or regulation (even if you participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company or any of its affiliates of any such reporting or cooperation; or (iii) result in a waiver or other limitation of your rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, you are not authorized (and the above should not be read as permitting you) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

It is our understanding that you currently serve as a member of the Board of Directors of FedEx Corporation (“FedEx”). You may continue to serve on the FedEx Board of Directors or, subject to the reasonable approval of the Board, on the board of directors of another company in lieu of FedEx, as you and the Board may deem appropriate in the future.

This offer letter is not, and should not be construed as, an agreement to employ you for any specific duration. As is the case for all our employees, your employment will be “at will” which means the Company is free to terminate the employment relationship at any time, for any reason, with or without notice. The Company requests that you provide no less than thirty (30) days’ written notice to the Company in advance of any voluntary termination of your employment initiated by you. In addition, the Company reserves the right to amend or terminate its compensation plans or programs, and benefits and any of these related changes that are applicable to the senior executive officer level will also be applicable to you.

This letter shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to its principles of conflicts of law.

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On behalf of Lowe’s Board of Directors and employees, we look forward to welcoming you to the Company.

Sincerely,

/s/ Marshall O. Larsen
Marshall O. Larsen Director

ACCEPTED and AGREED:

/s/ Marvin Ellison
Marvin Ellison

DATE: May 21, 2018

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EXHIBIT A

MANAGEMENT CONTINUITY AGREEMENT

THIS MANAGEMENT CONTINUITY AGREEMENT (this “Agreement”) is made and entered into as of the          day of                  ,                 , by and between LOWE’S COMPANIES, INC., a North Carolina corporation (the “Company”), and                              (“Executive”).

WHEREAS, the Company desires to enter into this Agreement to (i) assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company, (ii) diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, (iii) encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and (iv) provide Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations,

NOW THEREFORE, in order to accomplish these objectives, the Company and Executive agree as follows:

1.        Effective Date. The “Effective Date” shall mean the first date on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

2.        Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean:

(a)        individuals who, at the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Exchange Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(b)        any person becomes a “beneficial owner” (as defined in Rule 13d- 3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this subparagraph (b) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (i) an acquisition directly by or from the Company or any affiliated companies; (ii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated companies, (iii) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subparagraph (c) below); or

(c)        the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (i) more than 60% of the total voting power of (A) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (ii) no person (other than (A) the Company, (B) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, or (C) a person who immediately prior to the Reorganization or Sale was the beneficial owner of 25% or more of the outstanding Company Voting Securities) is the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”).

3.        Employment Period. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”).

4.        Terms of Employment.

(a)        Position and Duties.

(i)        During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) Executive’s services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii)        During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

(b)        Compensation.

(i)        Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)        Annual Bonus. In addition to Annual Base Salary, Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus opportunity (the “Annual Bonus”) at least as favorable as that to which he would have been entitled under the annual bonus plan of the Company in effect for the last year prior to the Effective Date (annualized in the event that Executive was not employed by the Company for the whole of such fiscal year) (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid in a single lump sum in cash at a time determined by the Company but in no event later than 2- 1⁄2 months after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus.

(iii)        Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies (“Peer Executives”).

(iv)        Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription drug, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Executives.

(v)        Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies to the extent applicable generally to Peer Executives.

(vi)        Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies with respect to Peer Executives.

5.        Separation from Service.

(a)        Death, Retirement or Disability. Executive’s employment shall terminate automatically upon Executive’s death or Retirement (pursuant to the definition of Retirement set forth below) during the Employment Period. For purposes of this Agreement, “Retirement” shall mean Executive’s voluntary separation from service on or after the later of (i) 90 days after Executive has provided written notice to the Company’s corporate secretary of his decision to retire, or (ii) Executive’s attainment of age 60 (but shall not include Executive’s voluntary termination after he has been given notice that he may be terminated for Cause). If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive shall separate from service with the Company effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean any illness or other physical or mental condition of Executive that renders Executive incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in either case, has lasted or can reasonably be expected to last for at least 180 days out of a period of 365 consecutive days. The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of Executive’s condition.

(b)        Cause. The Company may terminate Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)        the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that Executive has not substantially performed Executive’s duties, or

(ii)        the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of the definition of Cause, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)        Good Reason. Executive’s employment may be terminated by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)        the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)        any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(iii)        the failure by the Company (A) to continue in effect any compensation plan in which Executive participates as of the Effective Date that is material to Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (B) to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive’s participation relative to Peer Executives;

(iv)        the Company’s requiring Executive, without his consent, to be based at any office or location more than 35 miles from the office or location at which Executive was based on the date immediately prior to the Effective Date, or to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(v)        any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or

(vi)        any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

(d)        Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Separation from Service (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). If a dispute exists concerning the provisions of this Agreement that apply to Executive’s termination of employment (other than a determination of “Cause” which shall be made as provided in Section 5(b)), the parties shall pursue the resolution of such dispute with reasonable diligence. Within 5 days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Code. The failure by either party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

(e)        Date of Separation from Service. “Date of Separation from Service” means (i) if Executive’s employment is terminated for any reason other than death, Retirement or Disability, the date specified in the Notice of Termination, and (ii) if Executive’s employment is terminated by reason of death, Retirement or Disability, the Date of Separation from Service shall be the date of death or Retirement of Executive or the Disability Effective Date, as the case may be, provided in each such case, Executive’s termination of employment also constitutes a separation from service under Section 409A of the Code.

6.        Obligations of the Company upon Separation from Service.

(a)        Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Executive’s death or Disability or Executive shall separate from service for Good Reason, then in consideration for services rendered by Executive prior to the Date of Separation from Service:

(i)        the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Separation from Service the aggregate of the following amounts:

(A)        the sum of (1) Executive’s Annual Base Salary through the Date of Separation from Service to the extent not theretofore paid, and (2) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

(B)        the amount equal to the present value of the continuation of Executive’s Base Salary for a period of 2.99 years after the Date of Separation from Service; such present value to be determined by applying a discount rate equal to 120 percent of the applicable federal rate provided in Section 1274(d) of the Code, compounded semi-annually (the “Discount Rate”); and

(C)        the amount equal to the present value of 2.99 times the greater of (1) Executive’s annual bonus for the year prior to the year in which the Change in Control occurred (the “Prior Year”), or (2) Executive’s target annual bonus for the year in which the Change in Control occurred (the “Current Year”); such present value to be determined by applying the Discount Rate and assuming two equal annual payments on each of the first and second anniversaries of the Date of Separation from Service; and

(D)        the amount equal to the present value of 2.99 times the annual cost to the Company and Executive of participation in the Welfare Plans described in Section 4(b)(iv) of this Agreement with respect to either the Prior Year or the Current Year, whichever year in which such annual cost was higher; such present value to be determined by applying the Discount Rate and assuming 36 monthly payments beginning on the Date of Separation from Service; and

(ii)        to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) at the time and in the manner provided in the documentation establishing or describing such Other Benefits.

(b)        Death, Retirement or Disability. If Executive’s employment is terminated by reason of Executive’s death, Retirement or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Separation from Service. Other Benefits shall be paid at the time and in the manner provided in the documentation establishing or describing such Other Benefits. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include without limitation, and Executive’s estate and/or beneficiaries shall be entitled to receive, death, retirement or disability benefits then applicable to Executive.

(c)        Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause, or if Executive voluntarily separates from service during the Employment Period, excluding a separation from service for Good Reason, this Agreement shall terminate without further obligations to Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Separation from Service. Other Benefits shall be paid at the time and in the manner provided in the documentation establishing or describing such Other Benefits.

(d)        Special Rule for Specified Employees. Notwithstanding anything in this Agreement to the contrary, if Executive is a specified employee as of the Date of Separation from Service, then to the extent, and only to the extent, necessary to comply with Code Section 409A: (i) if any payment or distribution is payable hereunder in a lump sum, Executive’s right to receive payment or distribution will be delayed until the earlier of Executive’s death or the 7th month following the Date of Separation from Service, and (ii) if any payment, distribution or benefit is payable or provided hereunder over time, the amount of such payment, distribution or benefit that would otherwise be payable or provided during the 6 month period immediately following the Date of Separation from Service will be accumulated, and Executive’s right to receive such accumulated payment, distribution or benefit will be delayed until the earlier of Executive’s death or the seventh month following the Date of Separation from Service and paid or provided on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments, distributions or benefits will commence. For purposes of this Agreement, Executive shall be a “specified executive” during the 12 month period beginning April 1 each year if the Executive met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12 month period ending on the December 31 immediately preceding the Date of Separation from Service.

7.        Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Separation from Service shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.        Full Settlement; Cost of Enforcement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement).

9.        Obligations of the Executive.

(a)        Non-Competition. For the one (1) year period beginning on the Date of Separation from Service, the Executive shall not directly or indirectly engage in Competition (as defined below) with the Company; provided, that it shall not be a violation of this Section 9(a) for the Executive to become the registered or beneficial owner of up to 5% of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder (other than as specifically provided for herein), member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization that owns, operates, controls or maintains retail or warehouse hardware or home improvement stores in the United States, Puerto Rico, Canada or Mexico with total annual sales of at least $500 million. Such businesses or organizations include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest, in whole or in part: The Home Depot, Inc., Sears Holdings Corporation, Wal-Mart Stores, Inc. and Menard, Inc.

(b)        Non-Interference. For the one (1) year period beginning on the Date of Separation from Service, the Executive shall not directly or indirectly (i) solicit or induce any officer, director, regional vice president, district manager, co-manager, store manager, regional human resource manager or regional loss prevention manager of the Company to terminate his or her employment with the Company or (ii) solicit, contact or attempt to influence any vendor or supplier of the Company to limit, curtail, cancel or terminate any business it transacts with the Company.

(c)        Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which were obtained by the Executive during the Executive’s employment by the Company. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company.

10.        Enforcement. The Executive understands and agrees that any breach or threatened breach by the Executive of any of the provisions of Section 9 shall be considered a material breach of this Agreement, and in the event of such a breach or threatened breach, the Company shall be entitled to pursue any and all of its remedies under law or in equity arising out of such breach. The Executive further agrees that in the event of his breach of any of the provisions of Section 9, unless otherwise prohibited by law, (i) the Company shall be released from any obligation to make any payments or further payments to the Executive under Section 6 and no payments shall be due or payable to the Executive thereunder, and (ii) the Executive shall remit to the Company, upon demand by the Company, any payments previously paid by the Company to the Executive pursuant to Section 6. The Executive further agrees that the remedies in the immediately preceding sentence will not preclude injunctive relief, and if the Company pursues either a temporary restraining order or temporary injunctive relief, then the Executive waives any requirement that the Company post a bond.

11.        Successors.

(a)        This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)        This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.        Miscellaneous.

(a)        This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)        All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the Executive’s address of record on file with the Company

If to the Company:

Lowe’s Companies, Inc.

1000 Lowe’s Boulevard

Mooresville, North Carolina 28117

Attention: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)        The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)        Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 5(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)        Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and prior to the Effective Date, Executive’s employment and/or this Agreement may be terminated by either

Executive or the Company at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

LOWE’S COMPANIES, INC.

By:
Name:
Title:

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